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                                                                    EXHIBIT 12.1

                          ALLIED WASTE INDUSTRIES, INC.
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)
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                                                                            For the Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                       2002             2001             2000             1999             1998
                                                    -----------      -----------      -----------      -----------      -----------
Fixed Charges:
  Interest expenses ...........................     $   850,131      $   847,581      $   882,282      $   443,044      $    88,431
  Interest capitalized ........................          20,622           45,704           45,352           25,474           67,499
                                                    -----------      -----------      -----------      -----------      -----------
   Total interest .............................         870,753          893,285          927,634          468,518          155,930
  Interest component of rent expense ..........           9,177            8,685           10,249            8,886            4,576
  Interest expense of unconsolidated
   subsidiaries................................              --               --           33,024           16,779               --
  Dividend expense ............................         141,332          257,993          186,518           26,733               --
                                                    -----------      -----------      -----------      -----------      -----------
Total fixed charges ...........................     $ 1,021,262      $ 1,159,963      $ 1,157,425      $   520,916      $   160,506
                                                    ===========      ===========      ===========      ===========      ===========

Earnings:
  Income (loss) from continuing operations
  before income taxes .........................     $   410,711      $   269,966      $   381,168         (227,255)     $   (54,478)
  Plus: fixed charges .........................       1,021,262        1,159,963        1,157,425          520,916          160,506
  Less:  interest capitalized .................         (20,622)         (45,704)         (45,352)         (25,474)         (67,499)
  Less: dividend expense ......................        (141,332)        (257,993)        (186,518)         (26,733)              --
                                                    -----------      -----------      -----------      -----------      -----------
   Total earnings .............................     $ 1,270,019      $ 1,126,232      $ 1,306,723      $   241,454      $    38,529
                                                    ===========      ===========      ===========      ===========      ===========

Ratio of earnings to fixed charges and
 preferred stock dividends (A).................            1.2x             1.0x             1.1x                *               --
                                                    ===========      ===========      ===========      ===========      ===========
Ratio of earnings to fixed charges ............            1.4x             1.3x             1.4x               **               **
                                                    ===========      ===========      ===========      ===========      ===========
* Earnings were insufficient to cover fixed charges and preferred stock dividends by $279,462 in 1999.

** Earnings were insufficient to cover fixed charges by $252,729 in 1999 and $121,977 in 1998

(A)  Dividend expense is grossed up for taxes based on the Company's effective tax rate. During 2001, 2000 and 1999, the Company's effective tax rate was 71.7%, 63.3% and (3.9)%, respectively, which deviates from the statutory tax rate primarily due to non-deductible portion of goodwill amortization. Effective January 1, 2002, in accordance with SFAS 142, goodwill is no longer amortized. The ratio of earnings to fixed charges and preferred stock dividends would have been as follows, if goodwill amortization had not been recorded.
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                                                         For the Year Ended December 31,
                                                    -------------------------------------------
                                                     2001             2000             1999
                                                   ----------      -----------      -----------
Ratio of earnings to fixed charges and
preferred stock dividends .....................     1.1x             1.2x               ***
                                                    ====             ====               ===

*** The 1999 earnings would be insufficient to cover fixed charges and preferred stock dividends by $298,661.
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